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                                                                     EXHIBIT 4.6

                           RESTRICTED STOCK AGREEMENT

                                  ["EMPLOYEE"]



         THIS RESTRICTED STOCK AGREEMENT (this "Agreement") is made as of the _____ day of _________________, _____, between SOUTHWEST BANCORPORATION OF TEXAS, INC., a Texas corporation (the "Company"), and ______________________ (the "Employee").

         1. AWARD. Pursuant to the SOUTHWEST BANCORPORATION OF TEXAS, INC. RESTRICTED STOCK PLAN (the "Plan"), as of the date of this Agreement, _______ shares (the "Restricted Shares") of the Company's common stock, par value $1.00 per share, shall be issued as hereinafter provided in the Employee's name subject to certain restrictions thereon. The Restricted Shares shall be issued upon acceptance hereof by the Employee and upon satisfaction of the conditions of this Agreement. The Employee acknowledges receipt of a copy of the Plan and the Prospectus relating thereto pursuant to the Securities Act of 1933, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

         2. DEFINITIONS. For purposes of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

            (a) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (b) "Corporate Change" shall have the same meaning as assigned to such term in the Southwest Bancorporation of Texas, Inc. 1996 Stock Option Plan; provided, however, that a Corporate Change shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (1) the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold immediately following such transaction or series of transactions 50% or more of the voting stock (based upon voting power) of the entity whose voting stock was exchanged for the Company's voting stock pursuant to such transaction or series of transactions (the "Surviving Entity"), or (2) it is intended that the persons serving as members of the Board of Directors of the Company immediately prior to such transaction or series of transactions will constitute a majority of the directors of the Surviving Entity following such transaction or series of transactions.
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            (c) "Disability" shall mean total disability (for non-pilots) as determined under the Company's Group Long Term Disability Benefits Program (as in effect from time to time).

            (d) "Involuntary Termination" shall mean any termination of the Employee's employment with the Company which does not result from a resignation by the Employee; provided, however, that the term "Involuntary Termination" shall not include a termination as a result of death, Disability, or Retirement or a termination of the Employee's employment by the Company (or its subsidiaries) by reason of the Employee's gross negligence or willful misconduct in the performance of his duties or final conviction of a misdemeanor involving moral turpitude or of a felony.

            (e) "Performance Standard" shall be deemed met as of a determination date if the average of the "annual percentage change in operating earnings per share" of the Company plus the average of the "annual percentage change in operating return on equity" of the Company for the two consecutive calendar years ending on such determination date, equals or exceeds 40%. For this purpose, the "annual percentage change in operating earnings per share" and the "annual percentage change in operating return on equity" shall be calculated as:
(current calendar year divided by previous calendar year) - 1 = percentage change. As used in this subparagraph, the terms "operating earnings" and "operating return" shall mean net income excluding merger expenses, net gains/losses on sales of securities, and any other similar nonoperating income or expense as determined by the Committee which administers the Plan (the "Committee") in its sole discretion.

            (f) "Retirement" shall mean the Employee's resignation from employment with the Company on or after the date he reaches age sixty-five.

         3. RESTRICTED SHARES. The Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

            (a) FORFEITURE RESTRICTIONS. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of the Employee's employment with the Company for any reason other than death, Disability, Involuntary Termination, or Retirement, the Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as the "Forfeiture Restrictions." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.



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            (b) LAPSE OF FORFEITURE RESTRICTIONS. The Forfeiture Restrictions
         shall lapse as to the Restricted Shares in accordance with the following schedule provided that the Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:

                                                                 PERCENTAGE OF TOTAL NUMBER
                                                                OF RESTRICTED SHARES AS TO WHICH
                                     LAPSE DATE                   FORFEITURE RESTRICTIONS LAPSE
                                     ----------                   -----------------------------
                                  December 31, 2003                            60%

                                  December 31, 2004                            80%

                                  December 31, 2005                           100%

         Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions on (i) the date of a Corporate Change, provided that the Employee has been continuously employed by the Company from the date of this Agreement to the date of such Corporate Change, (ii) the date the Employee's employment with the Company is terminated by reason of death, Disability, Involuntary Termination, or Retirement, or (iii) December 31, 2002 or December 31, 2003, provided that the Performance Standard has been met on such date.

            (c) CERTIFICATES. A certificate evidencing the Restricted Shares shall be issued by the Company in the Employee's name, pursuant to which the Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company's stock shall be subject to the Forfeiture Restrictions). The Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired (except with regard to a "qualified domestic relations order"), and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares. The certificate shall contain an appropriate endorsement reflecting the Forfeiture Restrictions. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. On the date of this Agreement, the Employee shall, if required by the Committee, deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Employee is a party) in the name of the Employee in exchange for the certificate evidencing the Restricted Shares.




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            (d) CORPORATE ACTS. The existence of the Restricted Shares shall not affect in any way the right or power of the Board of Directors of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of
         Section 3(a) hereof shall not apply to the transfer of Restricted
         Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

         4. WITHHOLDING OF TAX AND TAX ELECTIONS. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income to the Employee for federal or state income tax purposes, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations. The Employee may elect with respect to this Agreement to surrender or authorize the Company to withhold shares of stock of the Company (valued at their fair market value on the date of surrender or withholding of such shares) to satisfy any tax required to be withheld by reason of compensation income resulting under this Agreement. An election pursuant to the preceding sentence shall be referred to herein as a "Stock Withholding Election." All Stock Withholding Elections shall be made by written notice to the Company at its principal executive office addressed to the attention of the Secretary. The Employee may revoke such election by delivering to the Secretary written notice of such revocation prior to the date such election is implemented through actual surrender or withholding of shares of stock of the Company. If the Employee fails to pay the required amount to the Company or fails to make a Stock Withholding Election, the Company is authorized to withhold from any cash remuneration or stock remuneration, including withholding any Restricted Shares distributable to the Employee under this Agreement, then or thereafter payable to the Employee any tax required to be withheld by reason of compensation income resulting under this Agreement or the disposition of Restricted Shares acquired under this Agreement.

         If the Employee makes the election authorized by section 83(b) of the Code, the Employee shall submit to the Company a copy of the statement filed by the Employee to make such election.

         5. STATUS OF STOCK. The Employee agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Employee also agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted



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Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and
(iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

         6. EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation. Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee's employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

         7. NOTICES. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at his principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

         8. TAX LIMITATION. Notwithstanding anything in this Agreement to the contrary, if the Employee is a "disqualified individual" (as defined in section 280G(c) of the Code), and the lapse of the Forfeiture Restrictions provided for in this Agreement, together with any other payments which the Employee has the right to receive from the Company (or its affiliates), would constitute a "parachute payment" (as defined in section 280G(b)(2) of the Code), and the Employee is not subject to an agreement providing for payment of such amounts as may be necessary to pay any applicable excise tax under section 4999 of the Code and any applicable income tax relating thereto, the Forfeiture Restrictions will not lapse with respect to the number of Restricted Shares necessary to cause the present value of the total amounts received by the Employee from the Company (or its affiliates) which constitute "parachute payments" to be one dollar less than three times the Employee's "base amount" (as defined in section 280G(b)(3) of the Code) so that no portion of such amounts received by the Employee shall be subject to the excise tax imposed by section 4999 of the Code if and only if (i) such reduction in the number of Restricted Shares as to which the Forfeiture Restrictions lapse produces a better net after-tax position (taking into account any applicable excise tax under section 4999 of the Code and any applicable income tax) than the total lapse of Forfeiture Restrictions otherwise provided for in this Agreement and (ii) there are no other amounts remaining receivable by the Employee from the Company (or its affiliates) which by their terms, may be reduced such that no portion of such



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amounts received by the Employee shall be subject to the excise tax imposed by section 4999 of the Code. The determination as to whether such reduction in the number of Restricted Shares as to which the Forfeiture Restrictions lapse is necessary shall be made by the Company in good faith, and such determination shall be conclusive and binding on the Employee.

         9. AMENDMENT. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by the Employee or by any employee, officer, or representative of the Company or by any written agreement unless signed by the Employee and by an officer of the Company who is expressly authorized by the Company to execute such document.

         10. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

         11. CONTROLLING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

                                              SOUTHWEST BANCORPORATION
                                              OF TEXAS, INC.



                                              By:
                                                 -------------------------------
                                              Name:
                                                  ------------------------------
                                              Title:
                                                    ----------------------------

                                              EMPLOYEE



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